Exhibit 10.18A

June 19, 2002

ADDENNDUM NO. 1 TO MASTER LEASE AGREEMENT
DATED APRIL 16, 2002
BETWEEN INDUSTRIAL PROPERTIES OF THE SOUTH AS LESSOR
AND VERILINK CORPORATION AS LESSEE

Whereas Verilink Corporation, as Lessee and Industrial Properties of the South, as Lessor did execute a Lease Agreement dated April 16, 2002 hereinafter referred to as the Master Lease; and now this addendum is executed to add approximately 6250 s.f. of warehouse space (contiguous with currently lease space) at 127 Jetplex Circle, Suite C, Madison, AL  35758, as shown on the attached 1-A.

The fixed term for this added space is July 1, 2002 through June 20, 2005. For early access, this addendum is effective upon execution for liability purposes.

The rate is $4.00 per s.f. per year or $4,083.33 per month.

Master Lease	$10,416.67
Addendum	$ 2,083.33
	$12,500.00	New Monthly Total

No rent will be charged for this space for the three (3) months of July, August, and September, 2002. Regular rent will start October 1, 2002.

Lessee is to have the utilities, Huntsville Utilities, phone # 535-1217, account # 6723670215 (electric), and gas, to North Alabama Gas, phone # 772-0227, transferred from Industrial Properties of the South to Verilink Corporation, effective the date of signature of Addendum #1. Lessee agrees to pay their pro rata share of the water, which will be invoiced by Lessor monthly. Should Lessee become the sole tenant of all 50,000 s.f., they will assume the domestic water line account in their name also. Lessor will keep the landscape irrigation account as part of the grounds maintenance.

Lessee is responsible for extending wiring for its voice and data equipment and security.

All other terms and conditions of the lease remain in effect.

Industrial Properties of the South By:	Verilink Corporation
By: /s/ Jerry M. Graham, M.D	By: /s/ C. W. Smith
Title: Owner – Partner	Title: VP & CFO
Date: 07/02/02	Date: 07/01/02

Prepared by:  Industrial Properties of the South
2903 Wall Triana Hwy., Suite 7, Huntsville, AL 35824